Exhibit 99.3

Energy Tech: Decarbonizing Commercial Vehicles OCTOBER 2020 ROMEO POWER & RMG ACQUISITION CORP. TO MERGE

Important Notice

This presentation (the "presentation") is for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any equity, debt or other financial instruments of RMG Acquisition Corp. ("RMG") or Romeo Systems, Inc. ("Romeo") or any of their respective affiliates. The presentation has been prepared to assist parties in making their own evaluation with respect to the proposed business combination between RMG and Romeo and related transactions (the "Business Combination") and for no other purpose. It is not intended to form the basis of any investment decision or any other decisions with respect of the Business Combination.

No Representation or Warranty

No representation or warranty, express or implied, is or will be given by RMG or Romeo or any of their respective affiliates, directors, officers, employees or advisers or any other person as to the accuracy or completeness of the information in this presentation or any other written, oral or other communications transmitted or otherwise made available to any party in the course of its evaluation of the Business Combination, and no responsibility or liability whatsoever is accepted for the accuracy or sufficiency thereof or for any errors, omissions or misstatements, negligent or otherwise, relating thereto. This presentation does not purport to contain all of the information that may be required to evaluate a possible investment decision with respect to RMG, and does not constitute investment, tax or legal advice. The recipient also acknowledges and agrees that the information contained in this presentation is preliminary in nature and is subject to change, and any such changes may be material. RMG and Romeo disclaim any duty to update the information contained in this presentation. Any and all trademarks and trade names referred to in this presentation are the property of their respective owners. We do not intend our use or display of other companies' trademarks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Forward-looking statements

This presentation contains "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the estimated future financial performance, financial position and financial impacts of the Business Combination, the satisfaction of closing conditions to the Business Combination and the PIPE investments, the level of redemption by RMG's public stockholders, the timing of the completion of the Business Combination, the anticipated pro forma enterprise value, revenues and EBITDA of the combined company following the Business Combination, anticipated ownership percentages of the combined company's stockholders following the potential transaction, and the business strategy, plans and objectives of management for future operations, including as they relate to the potential Business Combination. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this presentation, words such as "pro forma," "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "strive," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When RMG discusses its strategies or plans, including as they relate to the Business Combination, it is making projections, forecasts and forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, RMG's management.

These forward-looking statements involve significant risk and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside RMG's and Romeo's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) RMG's ability to complete the Business Combination or, if RMG does not complete the Business Combination, any other initial business combination; (2) satisfaction or waiver (if applicable) of the conditions to the Business Combination, including with respect to the approval of the stockholders of RMG; (3) the ability to maintain the listing of the combined company's securities on the New York Stock Exchange; (4) the inability to complete the PIPE investments; (5) the risk that the Business Combination disrupts current plans and operations of RMG or Romeo as a result of the announcement and consummation of the transaction described herein; (6) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (7) costs related to the Business Combination; (8) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the Business Combination; (9) the possibility that Romeo and RMG may be adversely affected by other economic, business, and/or competitive factors, including the COVID-19 pandemic; (10) the outcome of any legal proceedings that may be instituted against RMG, Romeo or any of their respective directors or officers following the announcement of the Business Combination; (11) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments; and (12) other risks and uncertainties indicated from time to time in the preliminary proxy statement of RMG related to the Business Combination, including those under "Risk Factors" therein, and other documents filed or to be filed with the Securities and Exchange Commission ("SEC") by RMG.

You are cautioned not to place undue reliance upon any forward-looking statements. Forward-looking statements included in this presentation speak only as of the date of this presentation. Neither RMG nor Romeo undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof. Additional risks and uncertainties are identified and discussed in RMG's reports filed with the SEC.

No Offer or Solicitation

This presentation shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This presentation shall also not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the Business Combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer to sell securities will be made only pursuant to a definitive Subscription Agreement and will be made in reliance on an exemption from registration under the Securities Act of 1933, as amended, for offers and sales of securities that do not involve a public offering. RMG and Romeo reserve the right to withdraw or amend for any reason any offering and to reject any Subscription Agreement for any reason. The communication of this presentation is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation.

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Important Notice (Cont'd)

Use of Projections

This presentation contains financial forecasts. Neither RMG's nor Romeo's independent auditors have studied, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation. These projections are for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. In this presentation, certain of the above-mentioned projected information has been provided for purposes of providing comparisons with historical data. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Projections are inherently uncertain due to a number of factors outside of RMG's or Romeo's control. Accordingly, there can be no assurance that the prospective results are indicative of future performance of RMG, Romeo or the combined company after the Business Combination or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Industry and Market Data

In this presentation, we rely on and refer to information and statistics regarding market participants in the sectors in which Romeo competes and other industry data. We obtained this information and statistics from third-party sources, including reports by market research firms and company filings. Being in receipt of the presentation you agree you may be restricted from dealing in (or encouraging others to deal in) price sensitive securities.

Non-GAAP Financial Measures

This presentation includes certain non-GAAP financial measures, including EBITDA. EBITDA is not prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and may be different from non-GAAP financial measures used by other companies. RMG and Romeo believe that the use of this non-GAAP financial measure provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Romeo's financial measures with other similar companies. This non-GAAP financial measure should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant expenses and income that are required by GAAP to be recorded in Romeo's financial statements. In addition, this non-GAAP financial measure is subject to inherent limitations as they reflect the exercise of judgment by management about which expense and income are excluded or included in determining this non-GAAP financial measure. In order to compensate for these limitations, management presents a non-GAAP financial measure in connection with GAAP results. You should review Romeo's audited financial statements, which will be included in the Registration Statement (as defined below).

Additional Information

In connection with the Business Combination, RMG intends to file a registration statement on Form S-4 (the "Registration Statement"), which will include a preliminary proxy statement to be distributed to holders of RMG's common stock in connection with RMG's solicitation of proxies for the vote by RMG's stockholders with respect to the Business Combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to Romeo's stockholders in connection with the completion of the Business Combination. After the Registration Statement has been filed and declared effective, RMG will mail a definitive proxy statement, when available, to its stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, ANY AMENDMENTS THERETO AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RMG, ROMEO AND THE BUSINESS COMBINATION. RMG stockholders will also be able to obtain copies of the proxy statement/prospectus and definitive proxy statement (when available) and other documents filed with the SEC by RMG through the SEC's website at www.sec.gov.

Participants in the Solicitation

RMG and its directors and officers may be deemed participants in the solicitation of proxies of RMG stockholders in connection with the Business Combination. RMG stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of RMG in RMG's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 16, 2020. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holders or otherwise, will be included in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the Business Combination when they become available. Stockholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decision.

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4 AN OPPORTUNITY TO INVEST IN LEADING TECHNOLOGY POWERING THE COMMERCIAL VEHICLE ELECTRIFICATION REVOLUTION We are A Leader in Battery Technology with Industry Leading Hardware , Software and Thermal Management Attractive and Large Commercial Vehicle TAM World Class Partnerships and Strategic Players Fully Produced in North America Blue Chip Customer Base

5 Transaction Summary Romeo and RMG combination to publicly list a dynamic, innovative battery technology company Romeo Team Proposed Transaction Overview Romeo Systems, Inc. (Romeo ) is an industry leader in the design and manufacturing of energy - dense lithium - ion (“ Li - ion”) battery packs and modules, focused on the electrification of commercial vehicles globally Romeo to combine with RMG Acquisition Corp. ( RMG, NYSE : RMG), a publicly listed special purpose acquisition company with ~$ 234mm cash held in trust 1 and a focus on disruptive technologies in the energy and industrial areas Robert Mancini, CEO, and Phil Kassin, President and COO, from RMG to join Romeo Board, adding their substantial business, financial, legal and public board experience to the governance and operations of the company Transaction reflects a $900mm pre - money equity valuation for Romeo, representing a highly attractive opportunity to invest in a leader in commercial vehicle electrification — Romeo to receive ~$340mm cash at closing to fund its attractive growth opportunities 2 — Romeo will use proceeds from the Transaction as growth capital primarily to fund expansion of production capacity; working capital to support increasing production demand; and substantial R&D activities devoted to developing the next generation of battery systems technology — All - primary transactio n; existing Romeo shareholders, including management and strategic partner BorgWarner (BWA), are rolling virtually 100 % of their equity and collectively are expected to own 67% of the pro forma company at closing — $1.3Bn post - money Equity Value $993mm Enterprise Value, with no material debt outstanding at closing — Represents 1.3x EV / 2023E Revenue, a highly attractive entry multiple relative to peer group Robert Mancini Chief Executive Officer Lauren Webb Chief Financial Officer 1 As of July 31, 2020. 2 Assuming $234mm cash held in trust by RMG, $150mm PIPE proceeds and no redemptions RMG Team & Romeo Director Nominees Phil Kassin President and COO Lionel Selwood, Jr Chief Executive Officer Michael Patterson Founder and Chief Sales Officer

RMG Acquisition Corp. Overview

Highly Experienced RMG Management Team



Jim Carpenter
Chairman

- Founder and CEO of Riverside Management Group
- Former CEO of Horsehead Industries
- Co-Founder of Mohegan Energy
- Founding Investor & Board Member of Allied Resource Corp.



Bob Mancini
CEO and Director

- Former Partner, Founder & Co-Head of Power Investment Business at Carlyle (NASDAQ:CG)
- Former Managing Director of Goldman Sachs (NYSE:GS)
- Co-Founder & Head of Power Investment Business, Founder & Head of Commodities Principal Investment Business at Goldman Sachs (NYSE:GS)
- Former Chairman & CEO of Cogentrix Energy



Phil Kassin
President, COO and Director

- Former Senior Managing Director of Evercore (NYSE:EVR)
- Former Head of M&A & Financing at Access Industries
- Former Board Member and Chairman of the Finance & Investment Committee at LyondellBasell (NYSE:LYB)
- Senior investment banking roles at Morgan Stanley, Goldman Sachs, Merrill Lynch and AIG

RMG Acquisition Corp. Overview

- RMG Acquisition Corp. ("RMG") is NYSE listed SPAC which completed its $230mm IPO on February 12, 2019
- RMG Management Team has significant public company board experience (NYSE, NASDAQ, and TSX)
- Sponsored by Riverside Management Group, a leading merchant bank with ~25 years of experience in M&A advisory and principal investing
- Anchor investors include: BlackRock ALTA

RMG's Due Diligence Conducted on Romeo

- ✓ General corporate, employment matters and benefits, legal, litigation and potential claims, intellectual property, environmental health and safety, contract review, real estate and joint venture capital structure due diligence performed by Latham & Watkins
- ✓ Technical due diligence performed by Roland Berger
- ✓ Accounting and Tax due diligence performed by Grant Thornton
- ✓ Business due diligence completed by RMG

RMG led extensive multi-month long industry-wide commercial, business, technological, financial and legal due diligence effort, engaging leading experts and advisors

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Romeo Power Investment Highlights

Across all battery technology categories, Romeo is a clear industry leader



ROMEO
POWER TECHNOLOGY

1. $310mm Contracted Revenue and up to $2.4Bn Under Advanced Negotiation
2. World-Class Battery Team with Technical Expertise and Deep Industry Experience
   TESLA SPACEX BOSCH amazon
3. 7 GWh State-of-the-Art West-Coast Production Facility with Optimized Manufacturing Capabilities Designed for High Growth
4. Attractive and Large Industry Agnostic End Market Opportunity with Initial Focus on $225Bn Commercial Vehicles TAM in North America and Europe
5. Established Customer Reputation for Safety and Reliability Driven by First Principles Research & Development
6. Accelerated and De-risked Commercialization through Strategic Partnerships with Global Leaders in Vehicle Component Technology and Battery Recycling BorgWarner HERITAGE
7. Order Book with Customers Representing ~68% Market Share of the Class 8 Truck Market in North America and Landmark Agreement to Supply Leading Class 8 New Entrant

Through Romeo's differentiated offerings and superior technology, we believe that Romeo is well-positioned to capture an industry-leading share of the estimated $665Bn global CV TAM

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8 Today’s Agenda Transaction Overview Romeo Power Overview Leading Provider of Battery Packs and Battery Management Systems Validated Technology & Products 2 1

Romeo Power Overview Leading Provider of Battery Packs and Battery Management Systems Section 1

Romeo Power at a Glance

Powered By World Leading Technology

Founded in 2016
By former leaders from Tesla, SpaceX, Amazon, Apple, and Samsung

~100 Dedicated employees
60+ Battery-Specific Engineers

$765mm	$1.2Bn	$1.6Bn
2023E Rev.	2024E Rev.	2025E Rev.

7 GWh Capable / 113,000 sq. ft.
State-of-the-art manufacturing facility located in Los Angeles, California

Strategic Investor and JV partner
BorgWarner

Romeo Power Modular and Scalable Product Design Approach Enables Customer Centric Solutions

BUILT BY MARKET LEADING EXPERTISE
Assembled elite team of more than 60 battery-specific engineers and manufacturing experts dedicated to advancing the global frontier of electric vehicle energy technology

BATTERY MANAGEMENT INTELLIGENCE
Battery Management System (BMS) with proprietary algorithms optimizes safety, industry leading performance and longevity

PATENTED TECHNOLOGY & LONG-TERM ENERGY INNOVATION ROAD MAP
Protected future as market leader in battery design and manufacturability and cutting-edge battery management system

LEADING EDGE TECHNOLOGY AT COMPETITIVE TOTAL COST OF OWNERSHIP
Modular design drives scalability while allowing ability to efficiently configure and customize to individual customer needs; flexible and efficient manufacturing process

Romeo Partnership with BorgWarner Significantly De-Risks Production Execution

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11 Romeo Power at a Glance (Cont’d) Core Product Offering Core Business: Battery Modules and Packs Romeo Orion Pack Series Romeo Apollo Pack Series Romeo Hermes Module Market: SH BEV powered truck Range of up to 300 miles Leverage existing Hermes modules Market: LH BEV powered truck Range of up to 900 miles Leverage existing Hermes modules Market: SH BEV powered truck Range of up to 500 miles Configurable Hermes modules Specialty Trucks and Bus Heavy Duty Long Haul Trucks Medium Duty Short Haul Trucks Romeo’s Industry Leading Battery Packs are Manufactured in Los Angeles

12 $50mm investment in Romeo in 2019 BorgWarner Inc. is a global tier 1 automotive supplier with world - class manufacturing, engineering and technology development expertise BWA has annual revenue of approximately $10Bn, over 60 manufacturing facilities globally and deep relationships across the global vehicle customer universe and supply chain BWA has a rapidly growing alternative propulsion portfolio including industry - leading power electronics and EV drivetrain components Global Production & GSM Other Key Partnerships World Class Strategic Partnerships Strategic partnerships significantly reduce execution risks and deliver competitive advantages Early strategic and financial backer of Romeo and PIPE participant Heritage Environmental Services (“ Heritage”) is a leader in the environmental, waste management and recycling services industry with an extensive history of managing / recycling all battery types for thousands of customers — Focus on sustainability and reuse of applications — Deep expertise in materials and environmental solutions The Heritage Group and affiliates own 31.6% of Heritage Crystal Clean ( NASDAQ:HCCI), a well - established leader in environmental services Romeo will work with leading BEV OEM’s to convert 500 diesel trucks owned by Heritage and its affiliates to BEV Environmental Management

Romeo Solves the Key Challenges of Electrification

Translates to Robust Demand for Romeo Solutions From Incumbents and New Entrants

Key Barriers	ROMEO POWER TECHNOLOGY	Key Benefits
Safety	Among the most exhaustive safety testing in the industry with proprietary safety design methods validated by third party certification companies	Real-time diagnostics and proprietary BMS algorithms to optimize safety
High program development costs	Highly flexible battery pack architecture to enable rapid adaptability to and scalability of global fleets today, as well as continuous innovation deployment	Faster time to market for large-scale fleets
Efficiency versus traditional internal combustion engines	Battery technology designed for extended life and lower total cost of ownership	Lower total cost of ownership
Greenhouse gas emissions in battery production, and recycling of batteries	Robust second life recycling program alongside world-renowned environmental partner, The Heritage Group	Lower emissions and adherence to environmental regulations

Romeo Customers Represent ~68% of N.A. Class 8 Market Today[1]

FREIGHTLINER · KENWORTH · Peterbilt

Diversified, High-quality Customer Base

AUTOCAR · BMW · BorgWarner · GREEN POWER EMC · HERITAGE · LION · LONESTAR TRUCK GROUP · NIKOLA · OSHKOSH · Phoenix · R3E · WORKHORSE

Order Book with Customers Representing ~68% Market Share of the Class 8 Truck Market in North America

[1] Market Share of Class 8 Truck Manufacturers in North America, Based on IHS-Markit

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14 BMI - AI¹ Cell Manufacturing Refined Active Materials Raw Materials Battery Modules / Packs Romeo’s expertise across cell and vehicle engineering results in a superior battery solution ¹ Brain Machine Interface - Artificial Intelligence How Does Romeo’s Technology Enhance EV Performance? Battery Engineering Passenger EVs Commercial EVs Specialty EVs HP EVs End Products Downstream Is Our Core Competency Upstream Midstream Vehicle Expertise Raw Inputs & Cell Expertise Cell Science Design and Engineering Romeo performs extensive independent evaluation of cells and closely collaborates with industry leading cell manufacturers at early development stages of next generation cell technology Cell selection process based on energy density, quality and safety standards Modular / E - Plate Technology & Electro - Mechanical Engineering Designed for durability and crashworthiness; fulfills requirements for volume production such as manufacturability and serviceability Modules are designed to meet the highest safety standards and have undergone extensive testing and broad - based customer validation Thermal Engineering Designed for consistent temperature distribution within and among all battery cells guaranteeing lifetime maximum battery performance Battery Management System (BMS) Creates a singular platform enabling all customers to benefit from field testing of electronic and software for prototypes through scaled deployment Established safety measures system , including isolation monitoring, high voltage interlock, manual service disconnect, hardware and software protections BMI - AI 1 Maximize total fleet battery health by leveraging machine learning to help reduce total cost of ownership Learn aging factors from field behavior based on feedback from battery population health optimization Provide individual decisions that benefit net total asset and increased profitability of fleet managers, and total cost of ownership Core Focus on Battery and Module Packs Mass Production

15 Competitive Advantage How Romeo will seek to win the largest market share 1. Configurable Current Collector — Serves multiple voltage motors — Enables fast upgrade to b attery electric v ehicle (BEV) 2. Battery Pack Family — Modular solution serves multiple markets 3. Larger Packs — 1 MWh packs deliver the best BEV solution for long - haul 4. Cell Science — Not being bound to any one cell supplier enables Romeo to deliver the BEST cell per application 5. Advanced Proprietary BMS — Integrated safety features 6. Design , Testing and Production — Full service in - house enables redundant quality checks Energy Density 1 Denotes Area of IP Defined Pathway with Continuous Potential Improvements Until 2030 Romeo Has Created a Compelling Solution through its Differentiated Technology Moat Today 2022 2025 2027 2030 ¹ Energy density at pack level 200 220 240 260 280 300 320 340 360 380 400 150 170 190 210 230 250 270 290 310 330 Wh/l Wh/kg Today 235 wh/l 185 wh/kg 2022 245 wh/l 210 wh/kg 2025 315 wh/l 234 wh/kg 2027 350+ wh/l 270+ wh/kg 2030 400+ wh/l 320+ wh/kg High Silicone system Solid or Semi - Solid State system

Attractive Growth Opportunity

Leading Edge Technology Enables Rapid Growth
Advanced and Superior Technology including:
Thermals, Safety, BMS and Materials

$310mm Revenue Secured Through Signed Contracts

Enhanced Governance and De-Risked Operations through RMG Acquisition Corp. and PIPE
Highly qualified board adding to governance of Company with ~$350mm cash proceeds to fund attractive growth opportunities

Strong Top Line Revenue Growth Potential



59% CAGR
$412mm
$765mm
$1,156mm
$1,650mm
2022E
2023E
2024E
2025E

Sustainable projected run-rate EBITDA Margin: +20%

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17 Romeo’s Evolution and Growth Trajectory Evolution of Romeo Demonstrating major milestone achievements and progress on vision in less than four years 2016 2017 2018 2019 2020 Romeo’s Future Los Angeles, CA Factory Pilot Line Mass Production Customer Trials Romeo Power founded by a team of ex - Tesla and SpaceX engineers Focused on EVs from Day 1; extensive R&D on thermal management and battery modular design On - Going Mission Fulfillment Execute on innovation portfolio and continue disciplined R&D to maintain and widen technology lead Deliver and grow signed contracts Strengthen partnerships with the most innovative industry leading and developing cell providers Expand manufacturing footprint Beta products developed for electric CV, power sports I nvests $ 50mm into Romeo Power and forms JV Hermes battery launched for CV and high performance PV Additional R&D into adjacent areas including consumer and stationary storage applications Merger with RMG • Partnership with RMG and new public market investors Invests into Romeo Power and forms Strategic Partnership for Responsible Environmental Controls

Attractive and Large Addressable Market Opportunity

Addressable Market

Based on IHS-Markit[1]



Global
Commercial Vehicle[2]
~$665Bn
+17mm vehicles sold annually
North America and Europe
Commercial Vehicle
~$225Bn
+7mm vehicles sold annually



Commercial Vehicle Market
Class 1
Class 2
Class 3
Class 4
Class 5
Class 6
Class 7
Class 8

Romeo is Ideally Situated to Lead Electrification of the Global Commercial Vehicles Market and Opportunistically Move Into Adjacent Energy Technology Markets

[1] Includes Heavy, Medium and Light commercial vehicles and Bus vehicles unit sold in 2019; assumes addressable content per vehicle as per company estimates. [2] Through JV with BorgWarner

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19 Accelerating Electrification of Vehicles All vehicles classes are rapidly shifting towards electric Projected Global Passenger Car EV vs. ICE Sales Growth ( 2020E - 2040E) 0 10 20 30 40 50 60 70 80 90 EV Sales ICE Sales Units (mm) 12+ U.S. States announced plans to make every new medium - and heavy - duty vehicle sold within their borders fully electric by 2050 Source: Morgan Stanley Research – “The Global Auto Climate Opportunity: Is Your Car Company 'CLEAN '?” (August 10, 2020) Regulatory developments driven by consumer / societal pressures to reduce CO2 are helping drive rapid adoption of zero emission vehicles California proposed world’s first zero - emission sales mandate on commercial trucks, including 40% of trucks sold to be zero - emission by 2035 and 100% by 2045 Between 2025 - 2029, European Union fleet - wide average CO2 emissions must be 15% lower compared to 2019 levels; By 2030 they must be 30% lower

Secured Partnerships and Committed Revenue in the CV Space

Addressable Market Opportunity with $310mm in Committed Revenue and Significant Upside Opportunity

The world's largest logistics players committed to electric fleets

Walmart	Walmart has committed to reducing emissions by 18% by 2025
amazon	Amazon has committed to being carbon neutral by 2040 – Buying 100,000 electric vans
United States Postal Service	The USPS is electrifying the majority of its 200,000 vehicle fleet
UPS	UPS has placed orders for 10,000 electric delivery vehicles
DHL	DHL's Mission 2050 targets zero-emission logistics by 2050 – operate 70% of pick-up and delivery services with clean solutions
IKEA	IKEA is targeting 100% electric global deliveries by 2025
Republic Services	Republic Services ordered 2,500 BEV waste trucks from Nikola with deliveries targeted in 2023

Virtually all major OEMs have announced electric vehicle programs

OEM	Program
PACCAR DAF	**CF Electric**, Short Haul and Refuse, Fleet Trials 2019
	ET-1, Class 8 Truck, Announced Production 2019
Renault Trucks	**Z.E. Lineup**, Short Haul and Refuse, Pre-series Model Testing 2H19
Cummins	**AEOS**, Class 7 Truck, Announced Production 2020
MACK	**LR Refuse**, Refuse, Testing 2020
TESLA	**Semi**, Class 8 Truck, Limited Production 2020
DAIMLER	**eActros**, Class 8 Truck, Serial Production 2021
Freightliner	**eCascadia**, Class 8 Truck, Serial Production 2021
FUSO	**E-Fuso Vision One**, Class 8 Truck, Serial Production 2021
NAVISTAR	**International eMV**, Medium Duty, Production 2021
Volvo	**FL and FE**, Medium and Heavy Duty, Production 2021
VW	Plan to spend €1bn+ in electro mobility by 2025
RIVIAN	**R1T Pickup and R1S SUV**, Production 2020
PROTERRA	**Saf-T-Liner C2 Jouley**, School Bus, Production 2020

Romeo Development, MOU, Prototype and Production Customers

$310mm Currently Under Contract

Up to $2.4Bn Under Advanced Negotiation

Production Contracts

Agility fuel solutions	eTruck	Green Power EMC
Nikola	Phoenix	Lightning Systems
$210mm[1,2]	$27mm[1,2]	$64mm[1,3]

MOU, Prototype and Development Contracts

Autocar; Blue Bird; BMW; BorgWarner; Cascadia Motion; John Deere; Kenworth; Heritage; The Lion Electric Co; Lonestar Truck Group; REE

[1] Contracted revenue. [2] Binding provision with Minimum Order Quantity (MOQ) over three-year period. [3] Binding provision with MOQ over five-year period

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Strategic Joint Venture with BorgWarner

Enables acceleration of Romeo growth and significantly de-risks production execution

BorgWarner

- BorgWarner Inc. is a **global tier 1 automotive supplier** with world-class manufacturing, engineering and technology development expertise
- BWA has annual revenue of approximately $10Bn, over 60 manufacturing facilities globally and deep relationships across the global vehicle customer universe and supply chain
- BWA has a rapidly growing alternative propulsion portfolio including industry-leading power electronics and EV drivetrain components

~$8.0Bn[1]
Market Cap

~29,000
Employees

Customer Diversity (Sales)



11%
17%
37%
35%
Europe
Americas
China
Asia (ex. China)

67 Locations in **19** Countries

~6,430
Patents

BWA Equity Investment in Romeo

- BWA invested $50mm in Romeo's capital raise in 2019 for a 20% equity stake and representation on Romeo's Board
  - **Provides significant third-party validation of Romeo's technological leadership and massive market opportunity**

Joint Venture

- In conjunction with equity investment, BWA and Romeo formed a joint venture to pursue opportunities globally in light vehicles and in HD/MD CVs outside of North America. BWA holds 60% JV equity ownership to Romeo's 40%
  - **Cements partnership with the world's preeminent vehicle supplier to accelerate Romeo's global growth and bolsters operational execution**

BWA Commercial Relationship

- BWA provides design, engineering, manufacturing, sales and services expertise to Romeo and to the Romeo / BWA JV
  - **Provides flexibility for both entities to rapidly scale operations in highly capital efficient manner while maintaining high levels of product quality**

Romeo Partnership with BorgWarner Significantly De-Risks Production Execution

[1] Market cap as of September 30, 2020

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Strategic Joint Venture with BorgWarner (Cont'd)

Aligned key objectives and responsibilities within the JV

ROMEO POWER TECHNOLOGY

Fulsome Partnership incl. BWA Minority Equity Stake

BorgWarner

JV Ownership Contribution of Technology, Services and Expertise

JV Ownership Contribution of Services and Expertise

Joint Venture

JV's Sales Field of Use

Light Vehicles & CVs < 20k lbs



CVs > 20k lbs outside N.A.



JV Allows Romeo to Efficiently Accelerate Penetration of Broader CV Market with a World-class Partner

Romeo Power Purview within the JV

- **Operational Responsibilities**
  - Design and develop new technology >> Romeo CTO is Chief Engineer
  - Support customer acquisition efforts >> technical sales, costing, quoting
  - Guide supplier selection / qualification >> vet potential suppliers, conduct site visits and quality audits
  - Perform Application Engineering Services / Engineering Studies
- **Operational assets / personnel**: Chief Engineer, Technical Sales, Design Engineers; Testing Resources (Cell Characterization, Safety, Reliability, and Validation)
- **Contributions / ongoing support of JV:** R&D in JV Field of Use

BorgWarner Responsibilities

- **Contributions / ongoing support of JV**
  - Space in existing manufacturing facilities worldwide
  - Global supply chain and supplier quality organization
  - Leveraging vendor base for best material costs
  - Manufacturing engineering and automotive quality systems expertise
  - Access to existing OEM customers for cross-selling
  - Back office support for JV operations

JV Responsibilities

- **Operational Responsibilities**
  - Produce Romeo products on global scale
  - Lead sales, BD, and account management for LV globally and CV markets outside North America
  - Provide in region applications engineering support and field support
- **Operational assets / personnel**: General Manager, EU Sales Team, Global Supply Chain Management, Production Expertise

22

23 Strategic Partnership with Heritage for Responsible Environmental Controls Heritage is a leader in the environmental, waste management and recycling services industry with an extensive history of managing / recycling all battery types for thousands of customers — Focus on sustainability and reuse applications — Deep expertise in materials and environmental solutions — The Heritage Group and affiliates also owns 31.6% of Heritage Crystal Clean ( NASDAQ:HCCI ) Investment in Romeo The Heritage Group was an early investor in Romeo and has been actively supporting the growth of the business Fleet Conversion Contract Romeo will work with leading BEV OEM’s to convert 500 diesel trucks owned by Heritage and its affiliates to BEV 125 trucks per year 2021 - 2025 Total estimated product sales of $ 54mm Projected ROI of 50% and IRR of 26% Strategic Partnership with Revenue Share Together Romeo and Heritage are developing a battery reuse and recycling facility with capacity to process Romeo’s lithium ion batteries at the end of life. Romeo first batteries will reach end of life between 2025 and 2027 . In the interim, Heritage’s current recycling customers will provide the batteries for recycling. Romeo will contribute initial capital for the facility in return for a 30% share of net profits Romeo Partnership with Heritage Brings 500 Vehicle Conversion Opportunity and Significant Profit Share Facility

24 Experienced Leadership T eam Lionel Selwood, Jr Chief Executive Officer AK Srouji, PhD Chief Technology Officer Criswell Choi Chief Operations Officer Michael Patterson Founder and Chief Sales Officer Lauren Webb Chief Financial Officer

Romeo Power Overview Validated Technology & Products Section 1

Engineering Overview

Strong team with relevant combined experience across key engineering disciplines

Romeo Engineering Overview

- 60+ battery-specific engineers
- Deep knowledge experts team across all core engineering disciplines including electrical, thermal, chemical, mechanical, electrochemistry
- Team members experienced with multiple prolific vehicle launches
- Combining automotive, space, and aviation tech to create the most advanced battery systems for electric vehicles
- 7 GWh-capable, fully functional manufacturing and R&D center located in Los Angeles, California

Select Professional Experience

TESLA
SPACEX
BOSCH
BOMBARDIER
SIEMENS
Qualcomm
LOCKHEED MARTIN
United Technologies
ROLLS ROYCE
Ford

Representative Product Launch Experience of Romeo Engineering Team



Tesla Roadster



Tesla Model S



Tesla Model X



Faraday Future FF91



Fiat 500e



Porsche Cayenne Hybrid



Apache Helicopter



SpaceX Dragon Rocket

26

Technology Overview

Romeo's batteries use a modular design and best-in-class components

1 Cell Science

- Cell procurement is a carefully guided process with rigorous testing and validation processes to ensure only the best cells are selected
- Romeo's packs and modules are cell-agnostic, allowing the company to use only the best for each application, and adapt and change as new cells come to market



2 Module Technology

- Flexible and customizable design acts as a building block which allows for custom packs without needing months / years of additional R&D for each prototype
- Modules are designed to meet the highest safety standards and have undergone extensive testing and broad-based customer validation, both at the individual pack and module level



3 Pack Technology

- Mechanical pack design addresses key requirements – from durability and crashworthiness to manufacturability, serviceability, and recyclability
- Flexible design allows the company to reach significant scale and a broad range of customer needs without incurring significant additional costs and overhead



4 BMS

- Battery management system serves as complete solution for monitoring and control
- Romeo's BMS are built on a highly configurable platform, allowing it to support a wide variety of architectures, and driving lower cost and a faster time to market when compared to peers



Exhaustive Testing In-House (Cell Science)

Developed by Romeo In-House (Module Technology, Pack Technology, BMS)

27

28 Cell Science & Technology Cell Supplier Selection Broad Spectrum of C ells and Chemistry for Multiple Applications 1 A highly selective process allows Romeo to use only the top - tier quality cells Multi - tiered Cell Validation Stage 1 Stage 2 Stage 3 Beginning of Life Electrical Characterization Welding Evaluation Reproducibility Evaluation Single Cell Safety Test Cycling / Calendar Aging Open Circuit Voltage Degradation Fast C harging Critical gating step for long - term commitments Over 200 Cells Tested from 10 Suppliers 10 Cells Qualified 6 Cells Qualified Only 4 Cells Ultimately Qualified Romeo’s extensive cell selection process allows the company to rigorously test hundreds of cells and choose only the best for each application, based on energy density, quality and safety standards • Evaluation of long term behavior for specific application • Identify parameters for battery management system • Collect data to strengthen battery pack warranty • Characterize and verify quality of supplier manufacturing processes • Verify mature cell can pass Romeo’s stringent safety metrics • Verify supplier claims, and evaluate state of chemistry • Validate mechanical properties 0 200 400 600 800 1000 0 40 80 120 160 200 240 280 320 360 Energy Density (Wh/l) Specific Energy (Wh/kg) Moderate requirements Longest range, and longest life Fastest Charge High power low density

2 Module Technology

Flexible and efficient building block for configurable, scalable energy storage

Hermes Module


Configurable and Scalable
(x8 voltage variants)
Integrated Battery
Management Board
Lightweight
Isolation Material
High Performance,
Integrated and Structural
Cooling-plate

Key Attributes

- ***Market-leading automotive building block*** with active high cooling performance
- ***20-30% more energy density*** than same-size competitor packs[1]
- High stability and ***superior thermal management*** (<4 °C Temp delta)
- Patented cold-plate technology allows for ***quick integration into Class 1 to Class 8 electric motors***
- ***Electrical isolation protection achieved without compromising*** energy density or thermal performance
- Liquid active cooling within ***slimmest volume factor*** (7% of volume)
- ***No fire propagation*** during single or multiple cell failures
- ***2hr baseline charge time*** for optimal life (20min, fast charge to 80%)
- ***Highest manufacturing rate*** at <100 ms per Cell

[1] Management estimate

29

30 Pack Technology Customers are willing to pay a premium for integrated products from their battery solution provider 3 Hermes Module Delivery Truck Step - Van Freight Bus / Shuttle Fire Truck Refuse Truck Passenger Truck High Performance EV Using 4 major cells, with 8 voltage variants and 6 different packs, Romeo is able to create 192 products utilizing the same module, manufacturing line, process and test sequence, allowing for high customizability and product expansion with ease 1 Representative only, non - exhaustive list of potential end markets or offerings. Romeo does develop more than one module in - house With Just One Highly Configurable Module… … Romeo Can Create a Variety of Unique Packs… … Serving a Wide Range of Growing End Markets 1 Creating Massive Deployment Leverage at Every Level Orion V4 Orion V3 Orion V2 Orion V1 Flat V2 Flat 1 Yard Truck

4 Battery Management System (BMS)

Among the most flexible and configurable systems in the market today

Romeo's BMS offers a complete solution for monitoring and controlling complex battery systems for automotive applications

Features

- Voltage, current, temperature, isolation measurements
- Operating modes, contactor, pre-charge and charge control
- Safety measures – isolation monitoring, high voltage interlock, manual service disconnect, hardware and software protections
- Advanced battery control algorithms
- Advanced diagnostics and prognostics
- Field configurability for fast and convenient integration
- Support over-the-air updates
- Cybersecurity
- Automotive ISO 26262 compliant[1]

Value Proposition



- **Built on highly configurable platform**
- **Self-diagnostics**
- **Supports wide variety of architectures**
- **Operates with virtually every vehicle engine control unit**
- **Proven exceptional real world performance**
- **Low cost and robust**
- **Scalable from 48V to 1000V**
- **Faster time to market**

Advanced Algorithms

- Others only measure voltage, temperature and current, leading to increased buffers and cost
- Romeo utilizes a series of sophisticated real-time onboard models as a result of proprietary testing and algorithm developments:
  - More accurate remaining range estimation
  - More accurate battery health estimation
  - Enables safer and faster charging



Pack
Vehicle Supervisory Controller
On-board Advanced Models

[1]ISO 26262 compliance is not yet complete, but expected by Q2 2021

31

State-of-the-Art Production Facility

In-house design, manufacturing and testing capabilities for Romeo North America

Site Highlights

- 113,000 ft² North American Headquarters, strategically located in Los Angeles to attract the best industry talent
- Deliberately designed to allow for cost effective expansion of productions lines to 7 GWh / year capability
- All key battery development labs in-house, including:
  - Reliability, Testing & Validation Lab
  - Battery Cell Test Lab (Form Factor Agnostic)
  - Battery Safety & Test Facility Section
  - Battery Management Systems Engineering
- IS09001 Certified & UL2580 Certified[1]

Production Facility Outside of Los Angeles



Romeo Facility Overview



Electrical Automotive Test Lab
Mechanical Automotive Test Lab
Safety and Destruction Test Lab
High Voltage Development Area
Materials In
Module Lines
Module Lines
Pack Lines
Pack Lines
End of Line Testing
Product Out
BMS / Firmware Lab
Thermal Engineering Lab
Cell Technology Lab
Battery Algorithms Lab
Indicates Function Typically Outsourced by Competitors

While many competitors outsource most testing and some assembly, Romeo's complete in-house solution-set allows the company to protect IP, ensure quality control and accelerate development and production

[1] UL 2580 Certified BR Module & Thunder pack

32

Innovation Roadmap

Significant strides have been and continue to be made in order to position Romeo as a breakaway leader

Innovation and the Mindset of Consistently Improving Have Been at the Forefront of Romeo's Business, Allowing the Company to Achieve Milestones Far Ahead of its Competitors

ROMEO Founded

2016
- Created Passive Cooling Prototype
- Developed Low Voltage 48V System



2017
- Developed and Assembled Production Line
- Conducted Microlaser Welding Trials
- Prototyped Highest Energy Density Active Cooling Module (Hermes)

2018
- Demonstrated Materials Combination and Design for 1,000V Dielectric Withstand and Safety
- Launched Gen 1 BMS



2019
- Built and Delivered 3,000 Hermes Modules for Class 7/8 Truck Fleet Evaluation
- Doubled Speed of Laser Weld



2020
- Developed Machine Learning Algorithms for Fleet Battery Management
- Prototyped Flat Packs
- Achieved Fast Charge of 20 Minutes

2021
- Mass Production of Orion Pack
- Launch Gen 2 BMS with ISO 26262 Qualification



2022
- Achieve Extreme Fast Charge of 15 Minutes
- Double Power Availability



2023
- Develop Advanced Vapor Phase Change Cooling
- Develop Gen 3 BMS



Romeo has developed a plan to execute over the next three years in product advancements and innovations designed to achieve new ground-breaking products, further its competitive advantage and unlock significant future growth potential

33

Among the Highest Energy Density in the Market

Romeo is among the leaders in gravimetric energy density

Gravimetric and Volumetric Energy Density (Pack)[1]



Gravimetric (Wh/kg)
200
195
190
185
180
175
170
165
160
155
150
145
140
135
130
125
120
115
0
Romeo 2021E
Romeo 2020E
Akasol 2021
Kreisel 2021E
Proterra Battery Pack
Tesla Model 3
Kreisel 2020
Leading Pack Providers
ID NEO
I-PACE
Hyundai Kona
Akasol 2020
Bolt
ZOE gen 2
BMZ Inc.
Tesla Model S P85
Audi e-tron
BMW i3
Microvast
0
140 150 160 170 180 190 200 210 220 230 240 250 260 270 280 290 300 310
CV
Passenger Car
Volumetric (Wh/l)

Study Conducted by Roland Berger

Commentary

- In the commercial vehicle segment, gravimetric density is the primary KPI
- Larger space in CVs allow for flexibility in fitting battery packs in the vehicle, rendering volumetric density less important
  - Certain restrictions still apply, depending on the pack position (e.g., height restriction)
- Emerging pack providers represent a significant improvement over current mainstream EVs on the market
- Romeo is leading in energy density relative to direct competitors' current products and in a similar range with 2021E generation

Romeo energy density data based on identified product improvements for current and NextGen packs

Sources: Roland Berger, Management Estimates

[1] Proterra battery pack: energy density included is the maximum value specified by Proterra; Akasol 2021: gravimetric energy density included is the maximum value specified by Akasol; BMZ: Module-level energy density adjusted by 10% to estimate pack level energy density

34

35 Battery Lifecycle Management Romeo’s proprietary technology enables the quickest fast charge while maintaining battery capacity • Cell chemistry selection and design based on commercial vehicle needs • New generation of low cobalt NCA cells with extra long life • Uniform thermal management and BMS controls • By developing multiple leading edge fast charging protocols, Romeo is able to balance charging needs with battery life • Preheating and thermal modulation ensure cells receptive to fast charge • Rigorous laboratory experimentation and battery modeling identifies fast charge methods with least damage factors 0 5 10 15 20 25 30 35 40 Romeo Fast Charge 1 Romeo Fast Charge 2 Romeo Fast Charge 5 Romeo Fast Charge 7 Tesla SuperCharge Minutes One Million Mile Battery Life 1 Collection of the Quickest Fast Charge Protocols for Different Applications 1 Tesla Open Source Data Project

36 0 100 200 300 400 500 0:00 0:03 0:06 0:10 0:13 0:16 0:20 Temperature ( ° C ) Time (mm:ss) Thermal Event Safety Designing a safe battery system using a collaborative effort across multiple knowledge domains Thermal Event Mitigation In - House Battery Safety Testing and Targeted Safety R&D • Selection of safest cells only as result of elaborate testing campaign • Reproducible and predictable behavior Cell Selection • Robust to vibration and road failures • Flame ablation and resistant material Mechanical Design • Venting strategy and methodology • Crash mitigation strategy Pack Design • Rational fusing hierarchy down to the single cell • Multiple disconnects and pyro devices Electrical Design Romeo’s Solution at Work Allows for continuous destructive testing and failure analysis, providing quick and precise feedback for the safest product designs In - house testing capabilities include: ̶ Cell, module, pack and destructive testing (fire and mechanical ) ̶ Materials and components stability / dielectric withstand at high voltage ̶ Testing and validation of venting strategies ̶ Abuse testing covers most stringent safety standards Safety group director with 10+ years of battery safety experience Battery Experiencing Incident Thermal Incident Not Propagating to Neighbor Batteries Protected B atteries E xperiencing Thermal Runaway Thermal incident propagates from cell to cell Competitor Packs Module and pack design prevents propagation of incident Romeo Power E xperiencing Thermal Runaway

Designed for Cell & Material Recovery at End of Life

Romeo keeps sustainability at the forefront

Battery Recycling will be a Key Focus for Many Competitors

- Recycling rates for li-ion batteries in the U.S. and Europe are less than 5% today
- Large-scale, global adoption of li-ion batteries will require cost-effective recycling processes
- Ease of battery recovery cannot be at expense of safety and durability
- Reducing recycling cost through ease of access to aged battery cells:
  - Reduced work hours for pack / module disassembly
  - Reduced tooling required for disassembly

Designed for Cell & Material Recovery at End of Life

- Romeo's batteries are designed with recycling ease in mind:
  - Layered design approach for ease of disassembly drives more cost effective recycling
  - Low content of adhesives and putties that would make separation processes complex and expensive



Layered design allows for simple peel style disassembly

Battery Life Cycle



Recycling Packs can be processed to extract valuable rare-earth materials
Reuse Packs can be repurposed for a second-life application in energy-storage services that is suitable to their reduced performance capabilities
Romeo Pack Manufacturing
Raw-material extraction and Reprocessing
Second-life Application in Stationary Storage
New Battery Pack
Electric Vehicle
Used Battery Pack
Battery Refurbishing
Junkyard

Source: Chemical & Engineering News

37

38 Machine Learning to Optimize Battery Life and Warranty Coverage Romeo’s machine learning provides incremental future revenue opportunities with fleets • Romeo applies algorithms for life optimization of electric fleets based on field operation data • Ride sharing or truck fleet companies can maximize total fleet battery health (effective total asset life) by leveraging machine learning to help make choices on the following: ̶ Vehicles to deploy ̶ Routes to take ̶ Optimal charging schedule Machine Learning Opportunity for as high as 25% life extension with parameter optimization (Direct impact to TCO) Aging as a Result of Charge Time Optimization How it Works Model population as one virtual battery Provide individual decisions that benefit net total asset and increase profitability of fleet managers, and TCOs Learn aging factors from field behavior based on feedback from battery population health optimization

Intellectual Property Overview

Romeo has taken a deliberate approach in protecting its IP and trade secrets

Romeo is, at its Core, a Knowledge-Based Organization
Focused deeply on limiting exposure and pursuing patents to protect Romeo's core recipe, in addition to claiming future technology domains

Key IP Focus Areas:

E-Plate	Patented architecture enabling multi voltage options, and ternary fusing protection for added safety
Thermals	Methodology and patent pending designs for achieving most uniform temperature distribution and efficient cooling
Safety	Active and passive methods, and materials for achieving single cell and multiple cell fault tolerance, and venting
BMS	Algorithms for accurate and precise battery states estimation, diagnostics and prognostics
Materials	Recipes, and combinations to achieve adequate thermal management, structural support, and voltage isolation
Production	Semi automated plant with high throughput assembly and micro precision processes such as novel laser welding technologies

Select IP Overview

Battery Structure, Interconnect, Sensing and Balancing

- Enables high throughput micro-laser welding
- Protects Romeo's current manufacturing and design methods, allowing a highly configurable approach
- Blocks competition from adopting errorless micro-laser welding and subsequently, higher throughput rates



- Single or multi-layered current collector enables product variants and quick new product deployment
- Enables high throughput micro laser welding for speed of manufacturing time
- Creates additional safety features via ternary fusing

Battery Vapor Chamber

- Key technology for battery cooling and thermal management
- Protects proprietary findings which will be core to future battery evolution



- Utilizes gas to liquid, and liquid to gas phase change
- Lightweight with highest possible heat transfer coefficient
- Enables new regime of power capability

39

Transaction Overview Section 2

Proposed Transaction Overview

Transaction Structure

- RMG and Romeo Power have agreed to enter a business combination on October 5, 2020; the transaction is expected to close in Q4 2020
- It is anticipated that the post-closing company will be listed on NYSE under the ticker RMO and retain its Romeo Power name

Valuation

- Transaction reflects a $900mm pre-money equity valuation for Romeo, representing a highly attractive opportunity to invest in a leader in commercial vehicle electrification
  - Romeo to receive ~$340mm cash at closing to fund its attractive growth opportunities
  - $1,334mm post-money Equity Value
- $993mm Enterprise Value, with no material debt outstanding at closing
  - Represents 1.3x EV / 2023E Revenue, a highly attractive entry multiple relative to peer group

Capital Structure

- The transaction will be funded by a combination of ~$234mm cash held in trust and $150mm in PIPE proceeds
- All-primary transaction; existing Romeo shareholders, including management and strategic partner BorgWarner (BWA) are rolling virtually 100% of their equity and collectively are expected to own 67% of the pro forma company at closing

41

Romeo Power Projected Financial Overview

$ in millions	2020E	2021E	2022E	2023E	2024E	2025E
Income Statement Items						
Product	$ 5	$ 134	$ 399	$ 710	$ 1,043	$ 1,462
Engineering Services	$ 2	$ 3	$ 3	$ 11	$ 16	$ 22
BMI Revenue	$ 0	$ 0	$ 7	$ 37	$ 88	$ 156
JV Royalty / Service Support	$ 3	$ 3	$ 3	$ 7	$ 10	$ 11
Total Romeo Revenue	**$ 11**	**$ 140**	**$ 412**	**$ 765**	**$ 1,156**	**$ 1,650**
% Growth	*39 %*	*1,193 %*	*195 %*	*86 %*	*51 %*	*43 %*
(-) Direct Materials	$ 6	$ 134	$ 349	$ 543	$ 771	$ 1,041
(-) Other COGS	$ 8	$ 15	$ 23	$ 38	$ 55	$ 75
Gross Profit	**($ 4)**	**($ 10)**	**$ 40**	**$ 182**	**$ 331**	**$ 534**
Gross Profit Margin %	*nm*	*nm*	*10 %*	*24 %*	*29 %*	*32 %*
(-) R&D	$ 6	$ 19	$ 26	$ 28	$ 35	$ 45
(-) Other Operating Expenses	$ 12	$ 25	$ 33	$ 64	$ 99	$ 151
EBITDA	**($ 22)**	**($ 54)**	**($ 19)**	**$ 91**	**$ 196**	**$ 338**
EBITDA Margin %	*nm*	*nm*	*nm*	*12 %*	*17 %*	*20 %*
Income From JV (40% of JV Net Income)	**($ 1)**	**($ 1)**	**($ 1)**	**($ 7)**	**$ 2**	**$ 7**
Key Balance Sheet and Cash Flow Items						
Net Working Capital	**($ 1)**	**($ 55)**	**($ 30)**	**($ 31)**	**($ 30)**	**($ 46)**
% of Revenue	*(11 %)*	*(39 %)*	*(7 %)*	*(4 %)*	*(3 %)*	*(3 %)*
Capital Expenditures	**$ 1**	**$ 59**	**$ 50**	**$ 30**	**$ 65**	**$ 41**
% of Revenue	*5 %*	*43 %*	*12 %*	*4 %*	*6 %*	*3 %*

Commentary

- Strong pipeline built with commercialization and production ramp commencing in 2021
- $412mm Revenue in 2022E and **$1.65Bn Revenue** in 2025E at a **59% CAGR**
- 32% Gross Margin profile in 2025E as Romeo benefits from scale volume and pack input efficiencies
- **Company commitment to disciplined R&D spend** for continued technology leadership
- **EBITDA margins projected to expand to 20% in 2025E** as Romeo consolidates its market position and deepens portfolio penetration, including BMI product
- Capex budget supports **best-in-class tooling** and standing up **manufacturing lines to meet strong customer demand**

42

43 Joint Venture Projected Financial Overview $ in millions 2020E 2021E 2022E 2023E 2024E 2025E Income Statement Items Total JV Revenue $ 0 $ 4 $ 9 $ 229 $ 547 $ 708 % Growth nm nm 133% 2,363% 139% 29% ( - ) JV Royalty $ 0 $ 0 $ 0 $ 4 $ 7 $ 9 ( - ) Other COGS $ 0 $ 4 $ 9 $ 210 $ 478 $ 618 Gross Profit $ 0 $ 0 $ 0 $ 15 $ 62 $ 81 Gross Profit Margin 4% 5% 5% 6% 11% 11% ( - ) JV Service Support Costs $ 3 $ 2 $ 2 $ 2 $ 2 $ 2 ( - ) Operating Expenses $ 0 $ 0 $ 1 $ 21 $ 36 $ 36 EBITDA ($ 3) ($ 3) ($ 3) ($ 9) $ 23 $ 43 EBITDA Margin % nm nm nm nm 4% 6 % JV Net Income ($ 3) ($ 3) ($ 3) ($ 18) $ 5 $ 17 $708mm JV Revenue in 2025E with a 76% CAGR from 2023E – 2025E, and access to global CV opportunity Romeo offers engineering support to the JV at a 15% premium to cost, reflected in Romeo Power Revenue Tiered IP license agreement paying Romeo Power a $7mm flat fee royalty and 0.75% of Revenue over $500mm in 2025E Romeo Power will provide technical engineering personnel and operating assets to the JV Romeo Power’s financials will include 40% of JV’s net income Commentary

Pro Forma Equity Ownership

Sources and Uses[1,2]

$ in millions	$	%
Newly Issued RMG Shares	$897	70%
Estimated Cash Held in Trust[3]	$234	18%
PIPE Proceeds	$150	12%
Total Sources	**$1,281**	**100%**
Equity Consideration to Existing Romeo Power Shareholders	$897	70%
Estimated Romeo Net Debt	$3	0.3%
Cash to Balance Sheet	$341	27%
Payment of Estimated Transaction Fees	$40	3%
Total Uses	**$1,281**	**100%**

- All Romeo Power convertible debt and equity holders will receive stock in public company (no cash paid to Romeo Power shareholders at closing)
- Proceeds for transaction will be used to capitalize balance sheet for ~$340mm
- Romeo will use proceeds to primarily fund:
  - Expansion of production capacity in its state-of-the-art manufacturing facility
  - Working capital to support increasing production demand
  - Substantial research and development activities devoted to developing the next generation of battery systems technology
- Completion of the transaction is expected to occur during the fourth quarter of 2020

Pro Forma Valuation[4]

$ in millions, except per share data	
Share Price	$10.00
Pro Forma Shares Outstanding	133.4
Equity Value	**$1,334**
Plus: Debt	-
Less: Cash to Balance Sheet	$341
Enterprise Value	**$993**

Post Money Ownership[4]

% / mm of shares



RMG Shareholders
17% / 23.0
RMG Sponsor Shares
4% / 5.8
PIPE Investors
11% / 15.0
Existing Romeo Power Shareholders
67% / 89.7

[1] Based on Romeo capital structure as of June 30, 2020; $7mm of existing convertibles notes to convert to equity at closing. [2] Assumes no redemptions from the public shareholders of RMG. [3] Cash in Trust value at July 31, 2020. [4] Values shown assuming $10 per RMG share for illustrative purposes; does not include impact of 7.6 and 4.6 million public and sponsor out-of-the-money warrants

44

45 $ 0 $ 200 $ 400 $ 600 0.0 x 3.0 x 6.0 x 9.0 x Jun-10 Dec-11 May-13 Nov-14 Apr-16 Oct-17 Mar-19 Sep-20 Tesla Share Price EV / Revenue Share Price EV / Revenue Median EV / Revenue 6.5 x 1.7 x 3Y Forward Revenue Multiple Current 6.5 x Median 3 1.7 x Years After De - SPAC T+3 T+4 T+5 Mgmt Projections 2023E 2024E 2025E Revenue $ 765 $ 1,156 $ 1,650 EBITDA $ 91 $ 196 $ 338 % Margin 12% 17% 20 % EV / Revenue 1.3 x 0.9 x 0.6 x EV / EBITDA 10.9 x 5.0 x 2.9 x Romeo Pro Forma Valuation Opportunistic entry point relative to future transportation and energy technology peers Market reference points Sources: Company materials, Capital IQ and Bloomberg as of September 30, 2020 1 Nikola Investor Presentation dated March 3, 2020. 2 Based upon Wall Street consensus research estimates at IPO and Capital IQ as of March 3, 2011. 3 Since IPO + Additional Upside: Romeo valuation does not include BWA JV revenue opportunity Years After IPO T+3 T+4 T+5 Wall Street Estimates² 2013E 2014E 2015E Revenue $ 1,846 $ 2,153 $ 2,717 EBITDA $ 196 $ 286 $ 436 % Margin 11% 13% 16 % EV / Revenue 0.8 x 0.7 x 0.6 x EV / EBITDA 7.9 x 5.4 x 3.6 x Years After De - SPAC T+3 T+4 T+5 Mgmt Projections¹ 2023E 2024E 2025E Revenue $ 1,414 $ 3,226 $ 5,640 EBITDA ($ 66) $ 213 $ 666 % Margin NM 7% 12 % EV / Revenue 2.4 x 1.0 x 0.6 x EV / EBITDA NM 15.6 x 5.0 x Attractive valuation 3Y Forward Revenue Multiple Current 5.4 x At Deal 2.4 x $ 0 $ 40 $ 80 $ 120 0.0 x 5.0 x 10.0 x 15.0 x Mar-20 Apr-20 May-20 Jun-20 Jul-20 Aug-20 Sep-20 Nikola Share Price EV / Revenue Share Price EV / Revenue EV / Revenue At Deal Median EV / Revenue 5.4 x 9.7 x 2.4 x

46 25.7x 5.4x 2.5x 7.7x 6.5x 4.8x '22E '23E '24E '22E '23E '24E Valuation Benchmarking Enterprise Value / Revenue Enterprise Value / Revenue 11.1x 2.4x 1.0x 2.5x 0.8x 0.7x 3.2x 1.1x 0.5x 0.6x 0.3x 0.2x 5.6x 2.2x 1.3x NM NM 237.2x '22E '23E '24E '12E '13E '14E '22E '23E '24E '22E '23E '24E '22E '23E '24E '22E '23E '24E Hyliion at Deal Lordstown at Deal Tesla at IPO Nikola at Deal Romeo Power Sources: Company materials, Capital IQ as of September 30, 2020 1 Truck Component Companies assumes median of Cummins , Allison, Meritor and Dana. 2 Truck OEM Companies include Volvo, Paccar, Traton and Navistar . (T+2) (T+3) (T+4) Canoo at Deal Tesla Today Nikola Today 2021E EV OEM 2.4x 1.3x 0.9x '22E '23E '24E 22.3x 20.8x 12.4x 7.7x 2.1x 1.2x 1.0x Truck Component Median 1 Truck OEM Median 2 QuantumScape at Deal

47 NM NM 36.2x 31.2x '23E '24E '23E '24E Valuation Benchmarking (Cont’d) Enterprise Value / EBITDA Enterprise Value / EBITDA Romeo Power Sources: Company materials, Capital IQ as of September 30, 2020 1 Truck OEM Companies include Volvo, Paccar, Traton and Navistar. 2 Truck Component Companies assumes median of Cummins , Allison, Meritor and Dana (T+3) (T+4) Tesla Today Nikola Today 2021E EV OEM 10.9x 5.1x '23E '24E 114.3x 17.1x NM NM NM 9.6x 7.4x Truck Component Median 2 Truck OEM Median 1 Hyliion at Deal Lordstown at Deal Tesla at IPO Nikola at Deal Canoo at Deal QuantumScape at Deal NM 15.6x 7.9x 5.4x 5.1x 1.8x 3.2x 1.6x NM 9.8x NM NM '23E '24E '13E '14E '23E '24E '23E '24E '23E '24E '23E '24E

48 17% 29% 13% 13% 10% NM NM 7% NM 18% 16% 12% 10% 3% 14% 13% Represents 2022E Margins 228% 147% 108% 87% 85% NA NA NA 68% NM 220% 61% 54% 35% 27% 7% Operational Benchmarking Revenue 2022E - 2024E CAGR 2024E EBITDA Margin Sources: Company materials, Capital IQ as of September 30, 2020 1 Figures represent CAGRs and margins based on company projections as publicly disclosed in investor presentations 2 Based off consensus research estimates at IPO, Capital IQ as of March 3, 2011 3 Truck Component Companies assumes median of Cummins , Allison, Meritor and Dana 4 Truck OEM Companies include Volvo, Paccar, Traton and Navistar . Truck Component Median 3 Truck OEM Median 4 At Deal 1 At Deal 1 At Deal 1 At IPO 2 At Deal 1 Truck OEM Median 4 $3.2 $2.1 $2.8 $1.4 $5.8 $1.2 $0.4 $0.5 $1.1 $84.8 $7.2 NA NA NA $196 $602 $286 $188 $600 $213 2024E Revenue ($Bn) / EBITDA ($mm) Consensus Estimates Truck Component Median 3 Consensus Estimates At Deal 1 At IPO 2 At Deal 1 $.1 At Deal 1 At Deal 1 At Deal 1 At Deal 1 NM $2.2

49 Leading the Way Towards Electrification of the Global Transportation Industry Leader in Battery Technology Enabling Zero Emissions at Scale Leading the Charge in Green Energy Accessibility